UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2009

LTX-CREDENCE CORPORATION

(Exact name of registrant as specified in charter)

Massachusetts	000-10761	04-2594045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1421 California Circle, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 461-1000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On January 9, 2009, management of LTX-Credence Corporation (the “Company”) approved a plan to terminate employees in various locations in connection with strategic decisions and ongoing efforts to reduce expenses. The Company completed notifying affected employees on January 20, 2009, with the exception of employees in certain international locations.

As a result of this plan of termination, the Company expects to incur approximately $9 million related to employee termination actions, which will be recorded as restructuring charges in the quarter ending January 31, 2009. Substantially all of this amount will result in future cash expenditures which the Company expects will be paid within the next 12 months.

Forward-Looking Statements

This Current Report of Form 8-K contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this Form 8-K that relate to prospective events or developments, including, without limitation, the amount of expenses to be incurred as a result of the plan of termination, restructuring charges to be recognized by the Company, adjustments to the allocation of the purchase price in connection with the Merger to be recorded by the Company and the timing of the cash expenditures in connection with the plan of termination, are deemed to be forward-looking statements. Words such as “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important risk factors that could cause actual results or events to differ materially from those indicated by these forward-looking statements, including, factors which are described under the caption “Risk Factors” in the Company’s most recent annual report of Form 10-K and quarterly report on Form 10-Q and in the Company’s Joint Proxy Statement/Prospectus dated July 29, 2008, each as filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the filing of this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2009	LTX-Credence Corporation

	By:	/s/ Mark J. Gallenberger
Mark J. Gallenberger Vice President & Chief Financial Officer